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                                                                 EXHIBIT (A)(14)
                         [LETTERHEAD OF AIRD & BERLIS]

TO:     Certain Holders of Class 1 Special Shares of
        Reed Stenhouse Companies Limited

FROM:   Aird & Berlis

DATE:   December 20, 1996

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CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE RETRACTION AND TENDER REQUEST

     The following is a general summary of the principal Canadian federal income tax consequences of the Retraction and Tender Request generally applicable to shareholders of Reed Stenhouse Companies Limited ("RSC") who are resident or deemed to be resident in Canada, deal at arm's length with RSC, Alexander & Alexander Services Inc. ("A&A"), Aon Corporation and Subsidiary Corporation Inc. and who hold their Class 1 Special Shares of RSC (the "RSC Shares") as capital property, all for the purpose of the Income Tax Act (Canada)(the "Act"). This summary is not applicable to "specified financial institutions" as that term is defined in the Act. Such shareholders should consult their own tax advisors.

     RSC Shares will generally be considered to constitute capital property of a shareholder unless either such holder holds such shares in the course of carrying on a business of buying and selling shares or such holder has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. A shareholder whose RSC Shares might not otherwise qualify as capital property may qualify to make an irrevocable election in accordance with subsection 39(4) of the Act to have every "Canadian security" owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be a capital property.

     Recent amendments to the Act (the "mark-to-market rules") generally preclude certain "financial institutions", as defined in the Act, from obtaining capital gains treatment in respect of gains realized from a disposition of shares of corporations (other than shares of a corporation in which the institution has a "significant interest") and such institutions are precluded from making the subsection 39(4) election referred to above. This summary does not otherwise take into account the mark-to-market rules and taxpayers that are "financial institutions" for the purpose of such rules should consult their own tax advisers.
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December 20, 1996
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     This summary is based on the current provisions of the Act, the regulations thereunder (the "Regulations") and our understanding of the current administrative and assessing practices of Revenue Canada. In addition, this summary takes into account all specific proposals to amend the Act and the Regulations announced by the Department of Finance prior to the date hereof (collectively, the "Proposed Tax Amendments") and assumes that all such Proposed Tax Amendments will be enacted in the form announced although no assurance can be given in this regard. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed therein. It has been assumed for purposes of this summary that the RSC Shares are not taxable preferred shares for purposes of the Act. Generally, RSC Shares would not be taxable preferred shares since they were issued before June 18, 1987.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING WHETHER THE INCOME TAX APPLICATION RULES COULD APPLY TO SHAREHOLDERS, THEIR PLACE OF RESIDENCE AND THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX LAWS OF ANY COUNTRY, PROVINCE, STATE OR LOCAL TAX AUTHORITY WHICH MAY APPLY TO THE SHAREHOLDER.

     RETRACTION OF RSC SHARES

     In the case of an individual shareholder, the shareholder will be considered to have disposed of such shares for proceeds of disposition equal to the fair market value expressed in Canadian dollars of the A&A Share received on the retraction. The shareholder will realize a capital gain, or capital loss, to the extent that such proceeds exceed, or are exceeded by, the adjusted cost base to the shareholder of the RSC Shares so retracted. The income tax treatment of such gain or loss is discussed below. The cost of the A&A Share received on the retraction will be equal to its fair market value expressed in Canadian dollars.

     In the case of a corporate shareholder, the amount received (the "Amount Received") by a shareholder on the retraction of the RSC Shares in excess of the paid-up capital of the shares for purposes of the Act will be treated as a dividend (a "deemed dividend") for the purposes of the Act (subject in the case of corporate shareholders to
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December 20,1996
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subsection 55(2) of the Act, discussed below).  The Amount Received will be equal to the fair market value expressed in Canadian dollars of the A&A Share received on the retraction. The shareholder will also be considered to have disposed of the RSC Share for proceeds of disposition equal to its paid-up capital. As a result, the shareholder may also realize a capital gain (or as a capital loss) to the extent that the adjusted cost base of such share exceeds (or is less than) the paid-up capital. The income tax treatment of such gain or loss is discussed below. The cost of the A&A Share received on the retraction will be equal to its fair market value expressed in Canadian dollars.

     A deemed dividend received by a corporate shareholder on or as a consequence of the retraction of RSC Shares will be included in computing the shareholders's income.

     A deemed dividend received by a corporate shareholder will generally be deductible in computing the corporation's taxable income. Private corporations, as defined in the Act, and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) will generally be subject to a refundable tax at the rate of 33-1/3% pursuant to Part IV of the Act on the deemed dividend, to the extent such deemed dividend is deductible in computing taxable income.


     Notwithstanding the foregoing, subsection 55(2) of the Act provides that where a corporate shareholder receives a deemed dividend which would be deductible in computing the shareholder's taxable income, then (except to the extent that the deemed dividend is subject to Part IV tax which is not refunded as part of the same series of transactions), the deemed dividend may be included in the proceeds of disposition of the shares for purposes of computing the shareholder's capital gain on the disposition of the shares. Corporate shareholders should consult their tax advisers for specific advice with respect to the potential application of subsection 55(2) of the Act on the retraction of RSC Shares.

     TAXATION OF CAPITAL GAINS AND LOSSES

     A shareholder will generally be required to include in the shareholder's income three-quarters of any capital gain (the "taxable capital gain") and may apply three-quarters of any capital loss only against taxable capital gains in accordance with the detailed rules in the Act.

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December 20, 1996
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     If the shareholder is a corporation or a partnership or trust of which a corporation is a partner or a beneficiary, any capital loss realized on the disposition of the RSC Shares may be reduced by the amount of certain dividends which have been received or were deemed to have been received on such shares in accordance with the detailed provisions of the Act in that regard. Shareholders should consult their tax advisers for specific information regarding the application of these provisions, including the effect of certain Proposed Tax Amendments which would extend the application of the "stop-loss" provisions to a trust or partnership that is a member of a partnership or a beneficiary of a trust that holds shares of a corporation.

     Adjusted Cost Base


     The cost of the A&A Shares acquired pursuant to the Retraction and Tender Request must be averaged with the adjusted cost base to the holder of all A&A Shares owned by such holder immediately prior to the retraction for purposes of calculating the adjusted cost base of each A&A Share held. This will determine whether a gain or loss will be realized on the subsequent disposition of the A&A Shares for cash.